Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 18th day of March, 2019 (the “Effective Date”) by and between Nancy Goodson (“Executive”) and HFF, Inc., a Delaware Corporation (the “Company,” and, together with the Executive, the “Parties”).

WITNESSETH:

WHEREAS, Executive is and has been employed by the Company as its Chief Operating Officer pursuant to that certain Employment Agreement dated February 5, 2007 between Executive and the Company (the “2007 Agreement”); and

WHEREAS, the Parties desire to amend and restate the 2007 Agreement to, among other things, provide certain additional consideration to the Executive, and the Company desires to continue the employ of Executive, and Executive desires to continue to be employed by the Company, pursuant to the terms specified in this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1.    Employment. The Company agrees, during the Term (as defined in Section 2 below), to employ Executive as an employee of the Company and Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

2.    Term. Subject to earlier expiration under Section 6 below, Executive’s employment by the Company hereunder shall be for a term commencing on the Effective Date and expiring on the close of business on the second anniversary of the Effective Date (the “Term”); provided that such Term is not extended in accordance with the next following sentence. The Term shall automatically be extended for an additional one year period on each anniversary of the Effective Date unless, not later than 120 days prior to any such anniversary, either party to this Agreement shall have given notice to the other that the Term shall not be extended or further extended beyond its then automatically extended term, if any. The effective date of the termination of Executive’s employment hereunder, regardless of the reason therefor, is referred to in this Agreement as the “Date of Termination.” Notwithstanding the foregoing, the provisions contained in Section 7 (Non-Disclosure), Section 8 (Non-Disparagement) and Section 9 (Enforcement; Remedies and Forfeitures) shall survive and continue after the Term.

3.    Duties and Responsibilities.

(a)    Positions. During the Term, Executive shall serve as the Chief Operating Officer (the “COO”) of the Company.

(b)    Duties and Responsibilities. Executive shall render service as the COO primarily in the Company’s Houston, Texas office. Executive’s primary duties and obligations hereunder shall be as directed from time to time by the Chief Executive Officer of the Company (the “CEO”). In furtherance of the foregoing, during the Term, Executive shall devote substantially all of her business time to carrying out such duties.

(c)    Time Commitment. Executive’s employment by the Company shall be full-time and exclusive and, during the Term, Executive agrees that she shall (i) devote substantially all of her business time and attention, her best efforts, and all her skill and ability to promote the interests of the Company and its affiliates, and (ii) carry out her duties in a competent and professional manner. Notwithstanding the foregoing, subject to the terms of Section 3(b), Executive shall be permitted to (A) engage in charitable and civic activities, and (B) manage her personal passive investments which are (1) investments that are not similar or related to the kinds of investments entered into by Company or its affiliates, and (2) are fully disclosed to the CEO and are approved in writing by the CEO prior to such investment.

4.    Compensation.

(a)    Salary. During the Term, as compensation for her services hereunder and in consideration of the obligations contained herein, during the Term the Company shall pay Executive, in accordance with its normal payroll practice an annual salary of Three Hundred Ninety-Two Thousand Sixty-Three Dollars ($392,063.00) (the “Base Salary”). During the Term, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in consultation with the CEO shall review the Base Salary annually and may, in the Compensation Committee’s sole discretion, increase (but not decrease) the Base Salary.

(b)    Cash Bonus. During the Term, Executive shall be eligible to receive an annual cash bonus of up to One Hundred Percent (100%) of her Base Salary, as determined by the Compensation Committee (the “Bonus”), which shall be payable based upon Executive’s individual achievement of pre-determined financial or strategic performance goals established by the Company from time to time, in its sole and absolute discretion.

(c)    Other Compensation. During the Term, Executive shall be eligible to receive cash and/or equity consideration under compensation plans and programs then in place at the Company for its executive employees (including, without limitation, the Company’s firm profit participation and executive bonus plans), as determined by the Compensation Committee (the “Other Compensation”).

5.    Expenses; Fringe Benefits.

(a)    Expense Reimbursement. During the Term, the Company agrees to reimburse Executive for all reasonable, ordinary, necessary and documented business expenses incurred in the performance of services hereunder in accordance with the policies of the Company as from time to time in effect. Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which Executive seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably request.

(b)    Benefits. During the Term, Executive shall be provided with the welfare benefits and other fringe benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other similarly-situated employees. Executive shall be entitled to elect to participate in any of Company’s standard benefit plans according to their terms. These plans may be modified or terminated from time-to-time by Company in accordance with the terms thereof. The written plan documents shall govern any questions of eligibility, coverage, duration of coverage, or other details of the plans.

6.    Termination.

(a)    Termination. Executive’s employment may be terminated at any time and for any reason by the Company or Executive (including but not limited to death or Disability (as defined below)).

(b)    Termination without Cause or Due to Non-Extension by the Company or by Executive with Good Reason. During the Term only, if Executive’s employment is terminated by the Company without Cause (as defined below), by Executive with Good Reason (as defined below), or due to the Company’s non-extension of the Term as provided in Section 2 prior to the third anniversary of the Effective Date (a “Qualifying Termination”), upon execution of a release of claims in favor the Company and other Company Entities (as defined below) in a form and manner acceptable to the Company, Executive shall receive: (i) all earned, unpaid Base Salary and Bonus earned with respect to a prior year; (ii) the benefits provided solely in accordance with the applicable terms of the Company’s employee benefit plans and programs, including, but not limited to, the HFF, Inc. 2006 Omnibus Incentive Compensation Plan (the “2006 Incentive Plan”) and the HHF, Inc. 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan” and, together with the 2006 Incentive Plan, the “Omnibus Plan”) (including the change in control provisions thereof, as applicable), except to the extent specifically provided otherwise in clause (v) of this Section 6(b); (iii) in the event of a Qualifying Termination, continuation of Executive’s Base Salary in accordance with the Company’s regular payroll schedule for a period of thirty (30) months beginning on the Date of Termination (the period described in subsection (iii) shall be referred to herein as the “Severance Period”), with the first such payment to commence on the Company’s first regular payroll date following the effective date of the release of claims described in this Section 6(b), which payment shall include all amounts attributable to the period between the Date of Termination and the date of such payment; (iv) in the event of a Qualifying Termination, payment of an amount equal to two and one-half (2 1⁄2) times the greater of the Bonuses and Other Compensation paid to Executive in any year during the two (2) years preceding the year in which the Date of Termination occurs payable in substantially equal installments during the applicable Severance Period in accordance with the Company’s regular payroll schedule, with the first such payment to commence on the Company’s first regular payroll date following the effective date of the release of claims described in this Section 6(b), which payment shall include all amounts attributable to the period between the Date of Termination and the date of such payment; (v) reimbursement of all premiums for continuation of Executive’s group health plan benefits for a period of eighteen (18) months following the Date of Termination, provided that Executive validly elects and remains eligible for continuation coverage under such plans pursuant to COBRA; and (vi) vesting of 100% of the Executive’s unvested RSUs, if any, and 100% of unvested options awarded under Omnibus Plan (“Options”), if any, as of the date of the Qualifying Termination, effective on the Date of Termination. In the event of a Qualifying Termination, Executive shall have ninety (90) days following the Date of Termination in which to exercise her vested Options, if any, and any remaining unvested RSUs or Options will immediately expire upon of the Date of Termination.

(c)    Termination for Any Other Reason. During the Term only, if Executive’s employment is terminated for any reason other than those specified in Section 6(b), including, but not limited to, a termination by the Company with Cause, by Executive without Good Reason, due to death or Disability, or non-extension of the Term by Executive at any time or by the Company on or after the third anniversary of the Effective Date as provided in Section 2, Executive shall only be entitled to receive: (i) all earned, unpaid Base Salary; (ii) the benefits provided solely in accordance with the applicable terms of the Company’s employee benefit plans and programs, including, but not limited to, the Omnibus Plan (including the change in control provisions thereof, as applicable), except to the extent specifically provided otherwise in clause (iii) of this Section 6(c); and, (iii)(A) in the event of a voluntary termination by the Executive without Good Reason, Executive shall have thirty (30) days following the Date of Termination in which to exercise all vested Options, (B) in the event of a termination by the Company for Cause, all Options (whether or not vested) shall immediately expire, and (C) in the event of a termination due to death or Disability, the Executive or her beneficiary, as applicable, Executive shall have one (1) year following the Date of Termination in which to exercise all vested stock Options. Any unvested RSUs and Options will immediately expire upon the Date of Termination.

(d)    Definitions.

(i)    For purposes of this Agreement, “Cause” shall mean, in each case as determined by the Compensation Committee in consultation with the CEO:

(A)    gross misconduct or gross negligence in the performance of Executive’s duties as an employee of the Company;

(B)    conviction or pleading nolo contendere to a felony or a crime involving moral turpitude;

(C)    significant nonperformance or misperformance of Executive’s duties as an employee of the Company;

(D)    material violation of policies and procedures established by the Company (including, but not limited to, material violations of policies concerning disclosure of confidential information, sexual harassment, and travel and entertainment reimbursement); or

(E)    material violation of this Agreement.

Notwithstanding the foregoing, except with respect to (B), Cause shall exist only after the Company gives Executive written notice of the circumstances giving rise to Cause (“Cause Notice”) and an opportunity to remedy such circumstances that have given rise to Cause within thirty (30) days of such Cause Notice to the reasonable satisfaction of the Compensation Committee in consultation with the CEO.

(ii)    For purposes of this Agreement, “Disability” shall mean Executive’s inability to continue to render services to the Company by reason of a permanent physical or mental disability, as determined by a medical physician selected in good faith by Compensation Committee in consultation with the CEO.

(iii)    For purposes of this Agreement, “Good Reason” shall mean:

(A)    a significant reduction in the duties, authorities or responsibilities of Executive;

(B)    a reduction in Executive’s Base Salary without Executive’s consent;

(C)    a reduction in (i) Executive’s Bonus opportunity or (ii) Executive’s Other Compensation that disproportionately affects Executive as compared to other employees eligible for such Other Compensation;

(D)    a change in the location of Executive’s principal place of employment by more than twenty-five (25) miles from its location as of the Effective Date; or

(E)    a material violation of this Agreement.

Notwithstanding the foregoing, except with respect to (D), Good Reason shall exist only after Executive gives the Company written notice of the circumstances giving rise to Good Reason (“Good Reason Notice”) within thirty (30) days of the occurrence of the circumstances giving rise to Good Reason and the Company has an opportunity to remedy such circumstances within thirty (30) days of such Good Reason to the reasonable satisfaction of Executive.

7.    Non-Disclosure.

(a)    Executive acknowledges that, by reason of her employment with the Company, Executive has been and will be given access to, has developed and will develop, and has and will become informed of, confidential or proprietary information (whether or not in writing, and whether or not developed by Executive) concerning the Company’s and other Company Entities’ prior, current or contemplated businesses, products, services, plans and strategies, business relationships, employees, Clients (as defined below), Prospective Clients (as defined below), prospects and financial affairs, which is not generally known to the public or in the trade, is a competitive asset, constitutes trade secrets (as defined under applicable law) or the disclosure of which would reasonably be expected to result in a competitive disadvantage to the Company or HFF Holdings LLC, HFF Partnership Holdings LLC, Holliday GP Corp., Holliday Fenoglio Fowler, L.P., HFF Securities, LP, and their affiliates and their related entities (the collectively, including the Company, the “Company Entities”) (collectively “Confidential Information”). By way of illustration, but without limitation, Confidential Information includes: (i) corporate information, including plans, strategies, developments, policies, resolutions, negotiations or litigation; (ii) marketing information, including strategies, methods, planning data, customers, clients, prospects, mailing lists, customer and client lists, referral sources and information, vendor lists, suppliers, supplier lists, market analyses or projections, financial information, reports or forecasts; (iii) financial information, including cost and performance data, financial results and information about the business condition of the Company Entities, debt arrangement, equity or financing structure, investors and holdings, purchasing, sales data, and pricing or cost data and information; (iv) operational and technological information, including plans, manuals, forms, templates, intellectual property, inventions, software, software code, software-related documents, innovations, improvements, designs, research, developments, procedures, formulas, and product specifications; (v) personnel information, including personnel lists, reporting or organizational structure, personnel data, contact information, and compensation structure; and (vi) Client information, including contact information, Client confidential and investment or property related information, pricing data, operations and conditions (financial or otherwise), data, investment methods, strategies and preferences, need for and use of the Company’s or other Company Entities’ products or services, the fact they are doing or have done business with the Company or any of the Company Entities, the nature, extent and particulars of such business dealings, and such other information provided to the Company or other Company Entities by its Clients under obligations of confidentiality. Notwithstanding anything herein to the contrary, Confidential Information shall not include (i) information that is or hereafter becomes generally available to the public (other than by reason of violation of this Agreement), (ii) the general skills and experience gained during Executive’s work with the Company or Company Entities which Executive could reasonably have been expected to acquire in similar work with another company, or (iii) contact information, lists (including but not limited to internal mailing lists) and other similar materials related to customers, clients, suppliers, or prospects that either (A) Executive acquired prior to employment by the Company or (B) Executive acquired or developed as a result of Executive’s own business generation efforts.

(b)    Executive shall at all times during and after her employment hold all such Confidential Information in trust and confidence for the Company and the other Company Entities and shall not, directly or indirectly, use or disclose any such Confidential Information except as necessary for use in the regular course of Executive’s duties for and business of the Company or the other Company Entities; provided that Executive shall have the right to disclose Confidential Information in response to a governmental inquiry, including a tax audit or a judicial subpoena.

(c)    Executive agrees that all written materials (including, but not limited to, correspondence, memoranda, manuals, notes and notebooks) and all computer software, computer files and data, models, mechanisms, devices, drawings or plans to which Executive may have access (whether or not written or prepared by Executive) constituting or containing Confidential Information (the “Company Materials”) shall be and remain the sole property of the Company, and Executive will use all reasonable precautions to assure that all such Company Materials are properly protected and kept from unauthorized persons, use or disclosure due to any action or inaction of Executive. Notwithstanding anything herein to the contrary, materials related to matters and information that was acquired or developed prior to commencing employment with the Company shall not be Company Materials and shall not constitute Confidential Information for any purpose hereunder. Executive further agrees to deliver the same, including all copies, promptly to the Company on the Date of Termination, or at any time that the Company may request. In the event Executive is uncertain whether any given material or information is, constitutes or contains Confidential Information, Executive agrees to consult the General Partner for resolution.

(d)    For purposes of this Agreement, “Client” shall mean any individual or business entity (a “Person”) with which the Company and/or the other Company Entities conduct business and “Prospective Clients” shall mean any Person with which the Company and/or the other Company Entities was or were in active business discussions or negotiations at any time during the six month period preceding the Date of Termination.

(e)    Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Executive from disclosing Confidential Information to the extent necessary in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Further, in accordance with the Defend Trade Secrets Act of 2016, (I) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose a trade secret to her attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

8.    Non-Disparagement.

(a)    Except as compelled by law, judicial process or governmental inquiry or audit, Executive agrees that she shall not disparage the Company or any of the Company Entities. For purposes of this Section 8(a), the term “disparage” means knowingly making comments or statements to third parties, including the press, media or to any Client, Prospective Client or any other Person with whom the Company or any of the Company Entities has or, to the knowledge of Executive, is actively seeking a business or professional relationship, that would have a material adverse impact on the business or business reputation of the Company or any of the Company Entities, or, to the extent related to the business of the Company or any of the Company Entities, any employees, officers, principals, owners, partners, members, directors, agents, employees, consultants, contractors and/or trustees thereof.

(b)    Except as compelled by law, judicial process or governmental inquiry or audit, the Company agrees that it shall direct its directors and officers not to disparage Executive. For purposes of this Section 8(b), the term “disparage” means knowingly making comments or statements to third parties, including the press, media or to any Client, Prospective Client or any other Person with whom Executive has or, to the knowledge of the Company or the applicable Company Entity, is seeking a business or professional relationship, that would have a material adverse impact on the business or business reputation of Executive.

(c)    Notwithstanding the foregoing, the provisions of this Section 8 shall not be violated by truthful statements made by the Executive or the Company (i) to any governmental authority or (ii) which she or it believes, based on the advice of counsel, are in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

9.    Enforcement; Remedies and Forfeitures.

(a)    Executive acknowledges and agrees that her breach of this Agreement will result in immediate and irreparable harm to the Company Entities. Executive further acknowledges and agrees that the remedy at law available for any such breach would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured or ascertained in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company Entities may have at law, in equity or under any agreement, the Company Entities, without proof of actual damage, will be entitled to immediate injunctive relief and may obtain a temporary or permanent injunction or order restraining any threatened or further breach.

(b)    Executive acknowledges and agrees that the provisions of this Agreement are necessary and reasonable to protect the Company Entities in the conduct of their business, their Client relationships, their goodwill, and Confidential Information.

(c)    Executive also acknowledges and agrees that her experience, background and skills are such that she is able to obtain employment on reasonable terms and conditions without violation of the restrictive covenants contained herein and that such restrictive covenants will not pose any undue hardship to Executive.

(d)    Executive and the Company expressly acknowledge and agree that the Company Entities are intended to be beneficiaries of the rights of the Company and the obligations of Executive hereunder and shall be entitled in its/their own name to bring actions at law or in equity to enforce the provisions of this Agreement.

10.    Severability and Judicial Reformation/Partial Enforcement. Each term, provision, covenant and restriction in this Agreement is intended to be severable. If a court of competent jurisdiction shall determine that any term, provision, covenant or restriction of this Agreement is overbroad, unreasonable, invalid, void, unenforceable or against public policy, then, (i) if such term, provision, covenant or restriction is found to be overbroad, unreasonable, invalid, void, unenforceable or against public policy because of the duration, scope of activities restricted, or geographic scope set forth in this Agreement, or for any other reason, the parties hereto agree that the duration, scope of activities restricted, or geographical scope, as the case may be, or any other provision hereof, shall be reduced, reformed or modified (and enforced as so reduced, reformed or modified) so that such term, provision, covenant and restriction is enforceable and enforced to the maximum extent permitted by applicable law; and (ii) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.    Enforceability. The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

12.    Assignment. This Agreement shall not be assignable by Executive. This Agreement, and the rights of the Company and the other Company Entities hereunder, shall be freely assignable by the Company to any successor entity or other Person that acquires in any manner (including, but not limited to, by merger, acquisition, asset sale and/or public offering) all or substantially all of the business, assets, or interests of the Company or any other Company Entity; and shall survive and remain enforceable after any such transaction. Executive hereby expressly consents to any such assignment and acknowledges that no further consent by her to such assignment shall be necessary hereafter to effectuate such assignment. Executive further acknowledges that her obligations and covenants under this Agreement and the rights of the Company or any other Company Entity are for the benefit of, and protect the business interests of the Company and the other Company Entities, and their respective successors and assigns.

13.    Modification. Except as otherwise expressly permitted herein, no change, modification, or waiver of any term or condition in this Agreement shall be valid or binding upon the Company or Executive unless such change, modification, or waiver is in writing, signed by the Company and Executive, or, in the case of a waiver, by the party waiving compliance, and specifically states that it modifies this Agreement.

14.    Severability; Survival. In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted or reformed to be enforceable. The respective rights and obligations of the parties hereunder shall survive the Term and the termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

15.    Notice. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service or facsimile transmission (if electronically confirmed), and in each case, addressed as follows:

If to Executive:

Nancy Goodson

55 Flamingo Bay

Missouri City, TX 77459

If to the Company:

HFF, Inc.

301 Grant Street

Suite 1100

Pittsburgh, PA 15219

Attn.: Greg Conley, Chief Financial Officer

Fax: (412) 281-2792

with a copy (which shall not constitute notice) to:

Dechert LLP

Cira Centre

2929 Arch St.

Philadelphia, PA 19104

Attn.: James A. Lebovitz, Esq.

Fax: (215) 655-2510.

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

16.    Applicable Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware without reference to its conflict of laws provisions.

17.    No Conflict. Executive represents and warrants that she is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent her from entering into this Agreement or which would be breached by Executive upon her performance of her duties pursuant to this Agreement. Executive hereby indemnifies and holds harmless the Company, the Company Entities, and their respective officers, members, partners and employees against any and all claims, losses, costs, expenses and liabilities related to any matters in which Executive was involved in or which arise from any previous employment or other activity for which Executive was remunerated in any manner.

18.    Entire Agreement. This Agreement represents the entire agreement between the Company and Executive with respect to the employment of Executive by the Company, and all prior agreements, plans and arrangements whether or not in writing relating to the employment of Executive by the Company are nullified and superseded hereby.

19.    Arbitration.

(a)    The Parties agree that any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement (including, but not limited to, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects of this Agreement or the conduct and communications of the parties regarding this Agreement and the subject matter of this Agreement) or Executive’s employment with the Company shall be settled exclusively by binding arbitration under the auspices of the American Arbitration Association (“AAA”) in accordance with the AAA’s Employment Arbitration Rules and Mediation Procedures (the “Rules”). The Parties shall select a single neutral arbitrator from AAA’s Employment Dispute Resolution Roster in accordance with the Rules.

(b)    Except as otherwise provided in this Section 19, the arbitration process and hearing shall be conducted in accordance with the Rules. The arbitrator shall be governed by applicable federal, state, and/or local law and jurisdictionally limited to awarding relief that may be awarded in a court of law. The arbitrator shall have the authority to award compensatory damages and injunctive relief to the extent permitted by applicable law. The arbitrator shall not have the authority to award punitive or exemplary damages or attorneys’ fees except where expressly provided by applicable statute.

(c)    The award of the arbitrator may be enforced under the terms of the Federal Arbitration Act (9 U.S.C. §§ 1, et seq.) and/or under the law of any state to the maximum extent possible. If a court determines that the award is not completely enforceable, it shall be enforced and binding on both parties to the maximum extent permitted by law. If any part of this procedure is held to be void or unenforceable, the remainder of the procedure will be enforceable and any part may be severed from the remainder as appropriate.

(d)    All claims or disputes covered by this Section 19 must be brought in an individual capacity only and the arbitrator may not consolidate more than one person’s claims and may not otherwise preside over any form of a representative, class, or collective proceeding.

(e)    Executive has read and understands this Section 19 which discusses arbitration. Executive understands that by signing this Agreement, Executive agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or her employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of Executive’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to the following:

(i)    Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(ii)    Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Equal Pay Act, as amended, Executive Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, and the Fair Labor Standards Act, as amended; and

(iii)    Any and all claims arising out of any other federal, state or local laws or regulations relating to employment or employment discrimination.

(f)    Notwithstanding the foregoing, this Section 19 shall not apply to any claim, action or proceeding to enforce or otherwise relating to the Parties’ obligations under Sections 7-8 of this Agreement or any other agreement between Executive and any of the Company Entities concerning non-disclosure, non-competition, non-solicitation or non-disparagement.

(g)    The Parties agree that the substance of the arbitration proceedings are to be treated as confidential, and that both Parties will act to protect the confidentiality of the substance of the proceedings. Both Parties agree that neither they nor their counsel or advisors will reveal or disclose the substance of the proceedings to any other person, except as required by subpoena, court order, or other legal process. If disclosure is compelled of one Party by subpoena, court order or other legal process, or as otherwise required by law, the Party agrees to notify the other Party as soon as notice of such process is received and before disclosure takes place. Nothing herein shall be deemed to prevent disclosure of the existence of a controversy or an arbitration proceeding to any witness or other person who a Party reasonably believes possesses information concerning such controversy or arbitration proceeding, and shall not be interpreted to prevent any party from taking any good faith action to prepare for the arbitration of any dispute under this Section.

20.    Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

21.    Tax Matters.

(a)    The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as are required to be withheld pursuant to any applicable law or regulation.

(b)    Section 409A Compliance.

(i)    The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company Entities be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 21(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made in accordance with the Company’s regular expense reimbursement policies but in any event on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)    For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(c)    Parachute Payments. In the event that (i) Executive becomes entitled to any payments or benefits hereunder or otherwise from the Company or any Company Entity which constitute a “parachute payment” as defined in Internal Revenue Code Section 280G (the “Total Payments”) and (ii) Executive is subject to an excise tax imposed under Internal Revenue Code Section 4999 (the “Excise Tax”), then, if it would be economically advantageous for Executive, the Total Payments shall be reduced by an amount that results in the receipt by Executive on an after tax basis (including the applicable federal, state and local income taxes, and the Excise Tax) of the greatest Total Payment, notwithstanding that some or all of the portion of the Total Payments may be subject to the Excise Tax. Any such reduction in the Total Payments shall be applied first against (A) the portion of the Total Payments which are not payable in cash and are not attributable to equity awards (other than that portion of the Total Payments subject to clause (E) hereof); then (B) the portion of the Total Payments which are payable in cash (other than that portion of the Total Payments subject to clause (E) hereof); then (C) the portion of the Total Payments which are not payable in cash and are attributable to equity awards (other than that portion of the Total Payments subject to clause (E) hereof) the vesting of which is based upon the achievement of performance goals; then (D) the portion of the Total Payments which are not payable in cash and are attributable to equity awards (other than that portion of the Total Payments subject to clause (E) hereof) the vesting of which is based only upon continued employment; then (E) the portion of the Total Payments (whether payable in cash or not payable in cash) to which Treasury Regulation §1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case of clauses (A) through (D), in the order of latest scheduled payments to earliest scheduled payments and in the case of clause (E) in the order of highest value payments and benefits to lowest value payments and benefits (determined in accordance with Internal Revenue Code Section 280G).

22.    Construction. Throughout this Agreement, unless the context clearly indicates otherwise, the masculine gender includes the feminine and the singular includes the plural.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFF, INC.

By:	/s/ Joe B. Thornton, Jr.
Name: Joe B. Thornton, Jr.
Title: President

EXECUTIVE

/s/ Nancy Goodson
Nancy Goodson